Exhibit 9



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSIS




During the period from July 1, 1997 through September 30, 1997 there were not any state regulatory commission decisions or analysis issued addressing the effect of the factoring of CSW system accounts receivable rates.